Exhibit (a)(5)(xxiv)

McKESSON COMPLETES SPLIT-OFF OF ITS INTEREST IN CHANGE HEALTHCARE

McKesson will host a conference call on Tuesday, March 17th at 4:30 PM Eastern Time to discuss the completion of the split-off

IRVING, TEXAS — March 10, 2020 — McKesson Corporation (NYSE:MCK) today announced the completion of the split-off of PF2 SpinCo, Inc. (“SpinCo”), which held McKesson’s interest in Change Healthcare LLC (“Change Healthcare”) and which was merged with and into Change Healthcare Inc. (NASDAQ:CHNG) (“Change”) through a “Reverse Morris Trust” transaction. The closing of the merger followed the previously announced expiration of McKesson’s exchange offer. As a result of the merger, participating McKesson stockholders will receive one share of Change common stock in exchange for each whole share of SpinCo common stock they received in the exchange offer.

“We are pleased to have successfully completed the exit of our investment in Change Healthcare, in line with our stated objective of unlocking value for our shareholders,” said Brian Tyler, chief executive officer, McKesson. “We are excited to move forward and execute against our strategic growth initiatives as a more focused organization, and believe McKesson is well positioned with a broad set of differentiated assets and capabilities.”

The transactions enabled McKesson to reduce the number of its shares of outstanding common stock by 15,426,537 shares. The exchange offer and merger are expected to be tax-free to participating McKesson stockholders for U.S. federal income tax purposes except to the extent of any cash received in lieu of fractional shares of Change common stock.

McKesson will host a conference call on Tuesday, March 17th at 4:30 PM Eastern Time to discuss the completion of the split-off. A live audio webcast of the conference call will be available on McKesson’s Investor Relations website at http://investor.mckesson.com. The conference call can also be accessed by dialing 786-815-8297. The password is ‘McKesson’.

In connection with the transactions, Goldman Sachs & Co. LLC is acting as financial advisor and Davis Polk & Wardwell LLP is acting as legal advisor to McKesson.

Forward-Looking Statements

This press release contains certain statements about McKesson, SpinCo, Change Healthcare and Change that are “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. These matters involve risks and uncertainties as discussed in the registration statement on Form S-4 and S-1 filed by SpinCo in connection with the Transactions (as defined below) with the U.S. Securities and Exchange Commission (the “SEC”) (File No. 333-236236) and the registration statement on Form S-4 filed by Change in connection with the Transactions with the SEC (File No. 333-236234), as well as in McKesson’s and Change’s respective periodic reports on Form 10-K and Form 10-Q and current reports on Form 8-K, filed from time to time with the SEC. The forward-looking statements contained in this release may include statements about the expected effects on McKesson, SpinCo and Change of the separation of SpinCo from McKesson and the merger of SpinCo with and into Change (collectively, the “Transactions”); the anticipated benefits of the Transactions and McKesson’s, SpinCo’s, Change Healthcare’s and Change’s anticipated financial results; and also include all other statements in this press release that are not historical facts. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “could,” “positioned,” “strategy,” “future,” or words, phrases, or terms of similar substance or the negative thereof, are forward-looking statements. These statements are based on the current expectations of the management of McKesson, SpinCo and Change (as the case may be) and are subject to uncertainty and to changes in circumstances and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Such risks, uncertainties and assumptions include, but are not limited to: changes in the healthcare industry and regulatory environment; fluctuations in foreign currency exchange rates; material adverse resolution of pending legal proceedings, including those related to the distribution of controlled substances; cyberattack, natural disaster, or malfunction of sophisticated internal computer systems to perform as designed; the potential inadequacy of insurance to cover property loss or liability claims; the anticipated tax treatment of the Transactions; the expansion and growth of Change’s operations; ongoing risks related to the price or trading volume of McKesson’s and Change’s common stock; failure to pay dividends to holders of McKesson’s or Change’s common stock; impairment charges for goodwill; and the risk that disruptions from the Transactions will harm McKesson’s, SpinCo’s, Change Healthcare’s or Change’s businesses. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and none of McKesson, SpinCo, Change Healthcare or Change undertakes any obligation to update publicly such statements to reflect subsequent events or circumstances.

About McKesson Corporation

McKesson Corporation is a global leader in healthcare supply chain management solutions, retail pharmacy, community oncology and specialty care, and healthcare information technology. McKesson partners with pharmaceutical manufacturers, providers, pharmacies, governments and other organizations in healthcare to help provide the right medicines, medical products and healthcare services to the right patients at the right time, safely and cost-effectively. United by our ICARE shared principles, our employees work every day to innovate and deliver opportunities that make our customers and partners more successful — all for the better health of patients. McKesson has been named a “Most Admired Company” in the healthcare wholesaler category by FORTUNE, a “Best Place to Work” by the Human Rights Campaign Foundation, and a top military-friendly company by Military Friendly. For more information, visit www.mckesson.com.

PR Contacts

Holly Weiss

Investors

972-969-9174

Holly.Weiss@McKesson.com

David Matthews

Media

214-952-0833

David.Matthews@McKesson.com